Exhibit 99.1

The Board of Directors recommends a vote “For” Proposal 1 and 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

1.	To approve the issuance of shares of common stock of Citizens Banking Corporation pursuant to the Agreement and Plan of Merger, dated as of June 26, 2006, by and between Republic Bancorp Inc. and Citizens Banking Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To adjourn or postpone the special meeting to a later date or dates, if necessary, to solicit additional proxies.	☐	☐	☐

The undersigned acknowledges receipt of the notice of special meeting of shareholders and the proxy statement dated October [ ], 2006 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CITIZENS BANKING CORPORATION
November 30, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned shareholder of Citizens Banking Corporation (the “Corporation”) hereby appoints Stephen J. Lazaroff and James L. Wolohan, or either of them, my proxies or proxy, with full power of substitution to vote all shares of stock of the Corporation that the undersigned would be entitled to vote at the special meeting of shareholders of the Corporation to be held at the Genesys Conference & Banquet Center, 805 Health Park Blvd., Grand Blanc, Michigan, on Thursday, November 30, 2006 at 9:00 a.m. local time, and at any adjournments thereof upon (i) the issuance of shares of common stock of Citizens Banking Corporation pursuant to the Agreement and Plan of Merger, dated as of June 26, 2006, by and between Republic Bancorp Inc. and Citizens Banking Corporation and (ii) to adjourn or postpone the special meeting to a later date or dates, if necessary, to solicit additional proxies.
      For participants in the Corporation’s Amended and Restated Section 401(k) Plan (“Plan”), this card also provides voting instructions to the trustee under the Plan for the undersigned’s allowable portion, if any, of the total number of shares of common stock of the Corporation held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.
(Continued and to be signed on the reverse side)

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.